BLACK HILLS CORP. ANNOUNCES 12 PERCENT INCREASE IN 2013 THIRD QUARTER ADJUSTED EARNINGS PER SHARE, NARROWS 2013 EARNINGS GUIDANCE AND INITIATES 2014 GUIDANCE

RAPID CITY, S.D. — Nov. 4, 2013 — Black Hills Corp. (NYSE: BKH) today announced 2013 third quarter financial results. Income from continuing operations, as adjusted, was $21.1 million, or $0.47 per diluted share, compared with $18.7 million, or $0.42 per diluted share, for the same period in 2012 (this is a non-GAAP measure, and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

“Our businesses continued to perform well in the third quarter, meeting our strong earnings growth expectations,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp. “Adjusted earnings per share increased 12 percent compared to the same period in the prior year, reflecting higher earnings at our electric utilities, power generation and coal mining segments combined with lower interest expense.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(in millions, except per share amounts)	2013	2012	2013	2012
Non-GAAP *:
Income from continuing operations, as adjusted	$21.1	$18.7	$77.7	$62.3
Income (loss) from discontinued operations	—	(0.2)	—	(6.8)
Net income, as adjusted (non-GAAP)	$21.1	$18.5	$77.7	$55.5

Earnings per share from continuing operations, as adjusted, diluted	$0.47	$0.42	$1.75	$1.41
Earnings (loss) per share, discontinued operations	—	—	—	(0.16)
Earnings per share, as adjusted, diluted (non-GAAP)	$0.47	$0.42	$1.75	$1.25

GAAP:
Income from continuing operations	$23.1	$34.6	$96.8	$57.6
Income (loss) from discontinued operations	—	(0.2)	—	(6.8)
Net income	$23.1	$34.5	$96.8	$50.8

Earnings per share from continuing operations, diluted	$0.52	$0.78	$2.18	$1.31
Income (loss) from discontinued operations	—	—	—	(0.16)
Earnings per share, diluted	$0.52	$0.78	$2.18	$1.15

*	These are Non-GAAP measures. Accompanying schedules for the GAAP to Non-GAAP adjustment reconciliations are provided below.

“We made excellent progress on two key growth initiatives during the quarter. Construction is well underway for the $222 million, 132 megawatt Cheyenne Prairie Generating Station in Cheyenne, Wyo. This project will meet our customers’ growing demand for electricity at Cheyenne Light and replace generating capacity at Black Hills Power that is being closed due to U.S. Environmental Protection Agency regulations. Our oil and gas segment drilled and cased two horizontal wells in the Mancos Shale formation in the Southern Piceance Basin. We expect both wells to be completed and producing prior to year-end. The wells are part of a transaction through which we will earn approximately 20,000 net acres of Mancos Shale leasehold in the Southern Piceance Basin in exchange for drilling and completing the two wells.

“During the quarter, two more credit rating agencies recognized our improved financial position. Standard & Poor's Rating Services raised our corporate credit rating to BBB from BBB- and Moody's Investors Service raised our corporate credit rating to Baa2 from Baa3. All three credit rating agencies, including Fitch Ratings, have upgraded our corporate credit rating to a BBB equivalent. These rating agency actions, combined with another quarter of solid financial performance, affirm our strategies for improving cash flows, growing earnings and strengthening our balance sheet,” Emery concluded.

Black Hills Corp. highlights, recent regulatory filings and updates, and other events include:

Utilities

•
On Oct. 16, the Colorado Public Utilities Commission denied Colorado Electric's application for approval to acquire up to 30 megawatts of wind energy. This wind energy solicitation and related requests for proposal were reviewed by an independent evaluator who verified that our Power Generation segment's bid was the lowest cost to customers. The commission stated its preference to consider renewable energy needs in Colorado Electric's upcoming Electric Resource Plan hearings scheduled for Nov. 12-15.

•
On Sept. 17, the South Dakota Public Utilities Commission approved a general rate case settlement agreement authorizing an increase for Black Hills Power of $8.8 million, or 6.4 percent, in annual electric revenue effective June 16, 2013. The settlement agreement was confidential and certain terms were not disclosed.

•
On Sept. 17, the South Dakota Public Utilities Commission approved Black Hills Power's request for a construction financing rider effective April 1 for the Cheyenne Prairie Generating Station in lieu of the typical allowance for funds used during construction. The rider allows Black Hills Power to recover financing costs during the construction period on its approximately 40 percent share of the total project cost that relates to South Dakota customers, reducing overall capital costs of the project.

•
On April 30, Colorado Electric filed its Electric Resource Plan with the Colorado Public Utilities Commission, addressing its projected resource requirements through 2019. The resource plan identified a 40 megawatt, simple-cycle, natural gas-fired turbine as the replacement capacity for the retirement of the coal-fired, 42 megawatt W.N. Clark power plant. A certificate of public convenience and necessity was submitted to the commission requesting approval for the new generating capacity. The resource plan also recommended the retirement of the natural gas-fired Pueblo Units 5 and 6 by Dec. 31, 2013. A certificate of public convenience and necessity was submitted to the commission seeking approval to retire these plants. A hearing with the commission is scheduled for Nov. 12-15 regarding the resource plan and the two certificates of public convenience and necessity.

•
On April 8, construction and infrastructure work commenced on the 132 megawatt Cheyenne Prairie Generating Station in Cheyenne, Wyo. Project costs for plant construction and associated transmission are estimated at $222 million. Construction for the new power plant is expected to be completed by the fourth quarter of 2014. The project is currently on schedule and within budget.

•
Gas utilities continued efforts to acquire small gas distribution systems adjacent to their existing gas utility service territories. Another small system was acquired during the quarter, bringing the year-to-date total purchases to approximately 900 customers.

Non-regulated Energy

•
Oil and gas drilled and cased two horizontal wells in the Mancos Shale formation in the Southern Piceance Basin. Completion operations commenced in October and both wells are expected to be completed and producing prior to year-end. The wells are part of a transaction in which the company will earn approximately 20,000 net acres of Mancos Shale leasehold in the Southern Piceance Basin in exchange for drilling and completing the two wells.

Corporate

•
On Oct. 29, Black Hills’ board of directors declared a quarterly dividend on the common stock. Common shareholders of record at the close of business on Nov. 15 will receive $0.38 per share, equivalent to an annual dividend rate of $1.52 per share, payable on Dec. 1.

•	On Sept. 25, Moody's Investors Service raised the company's corporate credit rating to Baa2 from Baa3, with a positive outlook.

•	On July 24, Standard & Poor's Rating Services raised the company's corporate credit rating to BBB from BBB-, with a stable outlook.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.
Prior period information has been revised to reclassify information related to discontinued operations.)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012
	(in millions)
Net income (loss):
Utilities:
Electric	$15.1	$14.6	$38.1	$37.5
Gas	(1.5)	—	20.2	16.4
Total Utilities Group	13.6	14.6	58.3	53.9

Non-regulated Energy:
Power generation	6.7	5.1	17.4	16.0
Coal mining	2.2	1.7	5.2	3.9
Oil and gas (a)	(1.7)	17.4	(3.7)	(2.2)
Total Non-regulated Energy Group	7.2	24.2	18.9	17.7

Corporate and Eliminations (b) (c)	2.5	(4.2)	19.7	(14.0)

Income from continuing operations	23.1	34.6	96.8	57.6

Income (loss) from discontinued operations, net of tax	—	(0.2)	—	(6.8)
Net income (loss)	$23.1	$34.5	$96.8	$50.8

(a)
Financial results for the three and nine months ended Sept. 30, 2012, included a $17.7 million after-tax gain on sale of our Williston Basin assets and the nine months ended Sept. 30, 2012, included a non-cash after-tax ceiling test impairment of $17.3 million.

(b)
Financial results included a $2.0 million and $19.1 million net after-tax non-cash mark-to-market gain on certain interest rate swaps for the three and nine months ended Sept. 30, 2013, respectively, and a $0.4 million net after-tax non-cash mark-to-market gain and a $1.9 million net after-tax non-cash mark-to-market loss on interest rate swaps for the three and nine months ended Sept. 30, 2012, respectively.

(c)
Certain indirect corporate costs and inter-segment interest expense previously charged to our Energy Marketing segment could not be reclassified to discontinued operations and, accordingly, have been presented within Corporate in the after-tax amount of $1.6 million for the nine months ended Sept. 30, 2012.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012
Weighted average common shares outstanding (in thousands):
Basic	44,201	43,847	44,143	43,792
Diluted	44,457	44,108	44,395	44,026

Earnings per share:
Basic -
Continuing Operations	$0.52	$0.79	$2.19	$1.31
Discontinued Operations	—	—	—	(0.16)
Total Basic Earnings Per Share	$0.52	$0.79	$2.19	$1.15

Diluted -
Continuing Operations	$0.52	$0.78	$2.18	$1.31
Discontinued Operations	—	—	—	(0.16)
Total Diluted Earnings Per Share	$0.52	$0.78	$2.18	$1.15

2013 EARNINGS GUIDANCE RANGE NARROWED

The company raised the lower end of its expected 2013 earnings from continuing operations, as adjusted, from a range of $2.20 to $2.40 per share to $2.28 to $2.40 per share. The narrowed guidance range is based on the original assumptions issued on Nov. 7, 2012, and reflects the earnings impact from Winter Storm Atlas, a severe October blizzard that impacted Black Hills Power's South Dakota service territory.

2014 EARNINGS GUIDANCE INITIATED

Black Hills expects 2014 earnings from continuing operations, as adjusted, to be in the range of $2.40 to $2.60 per share based on the following assumptions:

•	Capital spending of $447 million, including oil and gas capital expenditures of $118 million;

•	Normal operations and weather conditions within our utility service territories that impact customer usage, and planned construction, maintenance and/or capital investment projects;

•	Successful completion of rate cases for electric and gas utilities;

•	No significant unplanned outages at any of our power generation facilities;

•	Oil and natural gas production in the range of 13.4 to 14.4 Bcf equivalent;

•
Oil and natural gas annual average NYMEX prices of $3.70 per MMBtu for natural gas and $95.51 per Bbl for oil; production-weighted average well-head prices of $2.37 per MMBtu for natural gas and $85.31 per Bbl for oil, and average hedged prices received of $2.52 per MMBtu for natural gas and $83.49 per Bbl for oil;

•	Oil and natural gas depletion expense in the range of $2.00 to $2.20 per Mcfe;

•	Exclusion of other special items, including mark-to-market changes on certain interest rate swaps;

•	No equity financing in 2014 except for approximately $3 million from the dividend reinvestment program; and

•	No significant acquisitions or divestitures.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EST on Tuesday, Nov. 5, 2013, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-510-0712 if calling within the United States. International callers can call 617-597-5380. All callers need to enter the pass code 11700647 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Tuesday, Nov. 19, 2013, at 888-286-8010 in the United States and at 617-801-6888 for international callers. The replay pass code is 58098348.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting our earnings information in conformity with Generally Accepted Accounting Principles, the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Income (loss) from continuing operations, as adjusted, and Net income (loss), as adjusted, are defined as Income (loss) from continuing operations and Net income (loss), adjusted for expenses, gains and losses that the company believes do not reflect the company’s core operating performance. Black Hills believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company's continuing operating results. Company management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will be unaffected by other income and expenses that are unusual, non-routine or non-recurring.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel, purchased power and cost of gas sold. Gross margin for our Gas Utilities is calculated as operating revenues less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
(In millions, except per share amounts)	2013		2012		2013		2012
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Income (loss) from continuing operations (GAAP)	$23.1	$0.52	$34.6	$0.78	$96.8	$2.18	$57.6	$1.31
Adjustments, after-tax:
Unrealized (gain) loss on certain interest rate swaps	(2.0)	(0.05)	(0.4)	(0.01)	(19.1)	(0.43)	1.9	0.04
Ceiling test impairment	—	—	—	—	—	—	17.3	0.39
Gain on sale of Williston Basin assets	—	—	(17.7)	(0.40)	—	—	(17.7)	(0.40)
Incentive compensation - Williston Basin sale	—	—	2.2	0.05	—	—	2.2	0.05
Credit facility fee write off	—	—	—	—	—	—	1.0	0.02
Rounding	—	—	—	—	—	—	—	—
Total adjustments	(2.0)	(0.05)	(15.9)	(0.36)	(19.1)	(0.43)	4.7	0.10

Income (loss) from continuing operations, as adjusted (non-GAAP)	21.1	0.47	18.7	0.42	77.7	1.75	62.3	1.41
Income (loss) from discontinued operations, net of tax	—	—	(0.2)	—	—	—	(6.8)	(0.16)
Net income (loss), as adjusted (non-GAAP)	$21.1	$0.47	$18.5	$0.42	$77.7	$1.75	$55.5	$1.25

BUSINESS UNIT PERFORMANCE SUMMARY

Business Group highlights for the three months ended Sept. 30, 2013, compared to the three months ended Sept. 30, 2012, are discussed below. The following business group and segment information does not include certain intercompany eliminations or discontinued operations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated. Prior period information has been revised to reclassify information related to discontinued operations.

Utilities Group

Income from continuing operations for the Utilities Group for the third quarter ended Sept. 30, 2013, was $13.6 million, compared to $14.6 million in 2012.

Electric Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2013	2012	2013 vs. 2012	2013	2012	2013 vs. 2012
	(in millions)
Gross margin	$99.0	$88.0	$11.0	$277.6	$261.7	$15.9

Operations and maintenance	41.1	34.1	7.0	119.4	110.2	9.2
Depreciation and amortization	19.4	18.8	0.6	58.2	56.4	1.8
Operating income	38.5	35.1	3.4	100.1	95.1	5.0

Interest expense, net	(14.1)	(12.5)	(1.6)	(42.3)	(38.1)	(4.2)
Other (income) expense, net	—	0.2	(0.2)	0.5	1.2	(0.7)
Income tax benefit (expense)	(9.3)	(8.2)	(1.1)	(20.2)	(20.8)	0.6
Income (loss) from continuing operations	$15.1	$14.6	$0.5	$38.1	$37.5	$0.6

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012
Operating Statistics:
Retail sales - MWh	1,227,791	1,230,266	3,470,005	3,475,472
Contracted wholesale sales - MWh	87,092	88,334	268,529	249,388
Off-system sales - MWh	372,216	288,528	1,090,340	1,171,198
Total electric sales - MWh	1,687,099	1,607,128	4,828,874	4,896,058

Total gas sales - Cheyenne Light - Dth	366,483	352,294	3,220,754	2,783,273

Regulated power plant availability:
Coal-fired plants (a)	97.6%	95.4%	96.8%	89.1%
Other plants	95.8%	98.5%	96.7%	96.6%
Total availability	96.7%	97.0%	96.7%	93.0%

(a)	Nine months ended Sept. 30, 2012, reflects an unplanned outage due to a transformer failure and a planned outage at Neil Simpson II and a planned overhaul at Wygen II.

Third Quarter 2013 Compared with Third Quarter 2012

Gross margin increased primarily due to a $2.4 million increase from higher electric rates, a $2.7 million increase related to the Cheyenne Prairie construction financing riders, a $1.0 million increase as a result of energy cost adjustments, a $0.5 million increase from wholesale quantities sold, and a $0.7 million increase from transmission riders.

Operations and maintenance increased primarily due to an increase in property taxes, vegetation management and employee compensation and benefit costs. The 2012 period included a $2.1 million reduction for major maintenance accruals relating to plant suspensions and retirements.

Depreciation and amortization increased primarily due to a higher asset base.

Interest expense, net increased primarily due to an increase in debt balances and lower AFUDC.

Gas Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2013	2012	2013 vs. 2012	2013	2012	2013 vs. 2012
	(in millions)
Gross margin	$40.2	$39.3	$0.9	$165.1	$149.7	$15.4

Operations and maintenance	30.5	28.3	2.2	95.5	88.1	7.4
Depreciation and amortization	6.6	6.3	0.3	19.7	18.7	1.0
Operating income	3.1	4.6	(1.5)	49.8	42.9	6.9

Interest expense, net	(6.0)	(5.4)	(0.6)	(18.2)	(17.7)	(0.5)
Other expense (income), net	—	—	—	—	0.1	(0.1)
Income tax benefit (expense)	1.4	0.8	0.6	(11.4)	(8.9)	(2.5)
Income (loss) from continuing operations	$(1.5)	$—	$(1.5)	$20.2	$16.4	$3.8

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012
Operating Statistics:
Total gas sales - Dth	5,402,838	5,448,719	40,201,635	31,419,468
Total transport volumes - Dth	14,205,801	14,584,979	47,415,540	46,009,382

Third Quarter 2013 Compared with Third Quarter 2012

Gross margin increased primarily due to higher residential and commercial and transport volumes and higher weather normalized use per customer partially offset by lower industrial volumes.

Operations and maintenance increased primarily due to an increase in employee compensation and benefit costs and uncollectible accounts due to increased revenue.

Income tax benefit (expense): Each period presented produced a pre-tax loss that resulted in an income tax benefit. The income tax benefit recorded in 2012 was favorably impacted as a result of a true-up adjustment. No comparable adjustment was made in 2013.

Non-Regulated Energy Group

Income from continuing operations from the Non-regulated Energy group for the three months ended Sept. 30, 2013, was $7.2 million, compared to Income from continuing operations of $24.2 million for the same period in 2012.

Power Generation

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2013	2012	2013 vs. 2012	2013	2012	2013 vs. 2012
	(in millions)
Revenue	$22.0	$21.0	$1.0	$62.5	$59.3	$3.2

Operations and maintenance	6.3	7.8	(1.5)	22.3	22.5	(0.2)
Depreciation and amortization	1.3	1.2	0.1	3.8	3.4	0.4
Operating income	14.3	12.0	2.3	36.3	33.4	2.9

Interest expense, net	(2.8)	(3.1)	0.3	(8.2)	(11.8)	3.6
Other (income) expense, net	—	—	—	—	—	—
Income tax benefit (expense)	(4.8)	(3.8)	(1.0)	(10.7)	(5.7)	(5.0)
Income (loss) from continuing operations	$6.7	$5.1	$1.6	$17.4	$16.0	$1.4

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	100.0%	99.4%	98.0%	99.5%
Gas-fired plants	99.2%	99.4%	99.0%	99.3%
Total availability	99.4%	99.4%	98.8%	99.4%

Third Quarter 2013 Compared with Third Quarter 2012

Revenue increased due to an increase in off-system sales from five megawatts of capacity at Wygen I not under contract, and an increase in megawatt hours delivered at a higher price.

Operations and maintenance decreased primarily due to decreases in transmission expense and property taxes, partially offset by increased costs as a result of additional megawatt hours generated.

Depreciation and amortization was comparable to the same period in the prior year. The generating facility located in Pueblo, Colo. is accounted for as a capital lease under GAAP; as such, depreciation expense for the original cost of the facility is recorded at Colorado Electric for segment reporting purposes.

Coal Mining

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2013	2012	2013 vs. 2012	2013	2012	2013 vs. 2012
	(in millions)
Revenue	$15.3	$14.7	$0.6	$43.2	$42.8	$0.4

Operations and maintenance	10.2	10.8	(0.6)	29.6	32.1	(2.5)
Depreciation, depletion and amortization	2.9	2.9	—	8.7	9.6	(0.9)
Operating income (loss)	2.2	1.0	1.2	4.9	1.1	3.8

Interest (expense) income, net	(0.2)	—	(0.2)	(0.5)	1.2	(1.7)
Other income (expense), net	0.6	0.5	0.1	1.7	2.1	(0.4)
Income tax benefit (expense)	(0.5)	0.2	(0.7)	(1.0)	(0.4)	(0.6)
Income (loss) from continuing operations	$2.1	$1.7	$0.4	$5.2	$3.9	$1.3

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012
Operating Statistics:	(in thousands)
Tons of coal sold	1,133	1,105	3,265	3,191
Cubic yards of overburden moved	685	1,827	2,674	6,749

Third Quarter 2013 Compared with Third Quarter 2012

Revenue increased primarily due to increased pricing and a 3 percent increase in tons sold.

Operations and maintenance decreased primarily due to mining in areas with lower overburden, decreased fuel costs and reduced labor and benefits, partially offset by additional costs associated with a weather related coal conveyor failure.

Income tax benefit (expense): The effective tax rate for 2012 was positively impacted by a favorable true-up adjustment that was primarily driven by an increased percentage depletion deduction reported on the 2011 tax return.

Oil and Gas

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2013	2012	2013 vs. 2012	2013	2012	2013 vs. 2012
	(in millions)
Revenue	$14.4	$24.7	$(10.3)	$41.6	$67.0	$(25.4)

Operations and maintenance	10.7	12.1	(1.4)	30.9	33.3	(2.4)
Depreciation, depletion and amortization	6.2	12.5	(6.3)	16.7	34.8	(18.1)
Gain on sale of operating assets	—	(27.3)	27.3	—	(27.3)	27.3
Impairment of long-lived assets	—	—	—	—	26.9	(26.9)
Operating income	(2.4)	27.4	(29.8)	(6.1)	(0.7)	(5.4)

Interest income (expense), net	(0.3)	(1.1)	0.8	(0.3)	(3.9)	3.6
Other (income) expense, net	0.1	0.1	—	0.1	0.2	(0.1)
Income tax benefit (expense), net	1.0	(9.0)	10.0	2.6	2.2	0.4
Income (loss) from continuing operations	$(1.7)	$17.4	$(19.1)	$(3.7)	$(2.2)	$(1.5)

	Three Months Ended Sept. 30,		Percentage Increase	Nine Months Ended Sept. 30,		Percentage Increase
	2013	2012	(Decrease)	2013	2012	(Decrease)
Operating Statistics:
Bbls of crude oil sold	84,260	184,423	(54)%	246,367	485,262	(49)%
Mcf of natural gas sold	1,765,622	2,278,801	(23)%	5,282,961	7,119,087	(26)%
Gallons of NGL sold	988,682	1,099,198	(10)%	2,830,216	2,751,409	3%
Mcf equivalent sales	2,412,422	3,542,367	(32)%	7,165,479	10,423,717	(31)%

Depletion expense/Mcfe	$2.16	$3.26	(34)%	$1.92	$3.07	(37)%

	Three Months Ended Sept. 30, 2013			Three Months Ended Sept. 30, 2012
	Crude Oil	Natural Gas	Natural Gas Liquids	Crude Oil	Natural Gas	Natural Gas Liquids
Average Prices	(Bbl)	(MMcf)	(gallons)	(Bbl)	(MMcf)	(gallons)
Average hedged price received	$94.32	$2.82	$0.71	$88.69	$3.07	$0.65

Average well-head price	$97.75	$2.27		$88.83	$1.87

	Nine Months Ended Sept. 30, 2013			Nine Months Ended Sept. 30, 2012
Average Prices	Crude Oil	Natural Gas	Natural Gas Liquids	Crude Oil	Natural Gas	Natural Gas Liquids
	(Bbl)	(MMcf)	(gallons)	(Bbl)	(MMcf)	(gallons)
Average hedged price received	$92.60	$2.69	$0.79	$81.65	$3.27	$0.77

Average well-head price	$92.04	$2.05		$84.33	$1.61

Third Quarter 2013 Compared with Third Quarter 2012

Revenue decreased primarily due to a 32 percent decrease in volumes sold as a result of the sale of our Williston Basin assets in 2012, and an 8 percent decrease in the average price received for natural gas sold, partially offset by a 6 percent increase in the average price received for crude oil sold.

Operations and maintenance costs decreased primarily due to lower non-operated well costs, lower production taxes and ad valorem taxes on lower revenue.

Depreciation, depletion and amortization decreased primarily due to a lower depletion rate per Mcfe and lower volumes. The lower depletion rate was primarily driven by the sale of our Williston Basin assets in 2012.

Gain on sale of operating assets was related to the sale of our Williston Basin assets in 2012. We follow the full-cost method of accounting for oil and gas activities, which typically does not allow for recognition of a gain or loss on sale unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves. The sale of the Williston Basin assets significantly altered the relationship and accordingly we recorded a gain of $27.3 million with the remainder of the proceeds recorded as a reduction in the full cost pool. The remainder of the sales amount, not recognized as gain, reduces the full-cost pool and should significantly decrease the future depreciation, depletion, and amortization rate.

Interest income (expense), net reflects lower interest expense primarily due to decreased debt as a result of proceeds from the sale of our Williston Basin assets in 2012.

Income tax (expense) benefit: In 2013, a pre-tax net loss was generated that resulted in an income tax benefit. The effective tax rate in the 2013 period reflects a favorable true-up adjustment that increased the tax benefit. For the 2012 period, pre-tax net income was generated as a result of the gain on sale of our Williston Basin assets. The effective tax rate is a reflection of such gain.

Corporate Activities

Third Quarter 2013 Compared with Third Quarter 2012

Income from continuing operations for Corporate activity was $2.5 million for the three months ended Sept. 30, 2013, compared to loss from continuing operations of $4.2 million for the three months ended Sept. 30, 2012. The variance from the prior year was primarily due to:

•
Market interest rate changes creating unrealized, non-cash mark-to-market gains of $3.1 million on certain interest rate swaps for the three months ended Sept. 30, 2013, as compared to a gain of $0.6 million on these same interest rate swaps for the three months ended Sept. 30, 2012.

•
The income for the nine months ended Sept. 30, 2013, included lower interest expense as compared to the nine months ended Sept. 30, 2012, as a result of an allocation of debt-related costs included in Corporate activities for the three months ended Sept. 30, 2012, now allocated among our segments for the three months Sept. 30, 2013, in order to better align the capital structure of the corporation among the segments.

•	The losses for the quarter ended Sept. 30, 2012, included an incentive compensation accrual recorded as a result of the Williston Basin asset sale.

Discontinued Operations

Third Quarter 2013 Compared with Third Quarter 2012

On Feb. 29, 2012, we sold the outstanding stock of Enserco Energy Inc., our Energy Marketing segment, which resulted in this segment being reported as discontinued operations. For comparative purposes, all prior results of our Energy Marketing segment have been restated to reflect the reclassification of this segment to discontinued operations on a consistent basis.

Loss from discontinued operations net of tax, for the three months ended Sept. 30, 2012, was $0.2 million relating to discontinuing the operations.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH), a growth-oriented, vertically-integrated energy company with a tradition of exemplary service and a vision to be the energy partner of choice, is based in Rapid City, S.D. The company serves 769,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company generates wholesale electricity, and produces natural gas, crude oil and coal. Black Hills employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2013 and 2014 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2012 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, fuel, transmission, purchased power and Winter Storm Atlas, and the timing in which new rates would go into effect;

•	Our ability to gain regulatory approval and favorable regulatory treatment for putting new generation into rate base, including the Wygen I coal-fired power plant, and the timing of any transaction;

•	Our ability to complete our capital program in a cost-effective and timely manner, including our ability to successfully develop our Mancos Shale reserves;

•	Our ability to provide accurate estimates of proved crude oil and gas reserves and future production and associated costs; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.
Prior period information has been revised to reclassify information related to discontinued operations.)

	Consolidating Income Statement
Three Months Ended Sept. 30, 2013	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$169.4	$67.8	$1.5	$6.7	$14.4	$—	$—	$—	$—	$259.9
Intercompany revenue	2.0	—	20.4	8.6	—	53.4	—	0.5	(84.9)	—
Fuel, purchased power and cost of gas sold	72.4	27.6	—	—	—	0.1	0.9	—	(29.5)	71.5
Gross Margin	99.0	40.3	22.0	15.3	14.4	53.3	(0.9)	0.5	(55.4)	188.4

Operations and maintenance	41.2	30.5	6.3	10.2	10.6	50.0	—	—	(52.0)	96.7
Gain on sale of operating asset	—	—	—	—	—	—	—	—	—	—
Depreciation, depletion and amortization	19.4	6.6	1.3	2.9	6.1	2.7	(3.2)	3.1	(2.8)	36.2
Impairment of long-lived assets	—	—	—	—	—	—	—	—	—	—
Operating income	38.5	3.1	14.3	2.2	(2.4)	0.6	2.3	(2.6)	(0.6)	55.4

Interest expense, net	(15.7)	(6.1)	(3.1)	(0.2)	(0.8)	(17.9)	—	—	20.6	(23.2)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	3.2	—	—	—	3.2
Interest income	1.6	0.1	0.2	—	0.4	17.8	—	—	(19.6)	0.5
Other income (expense)	—	—	—	0.6	0.1	2.3	—	—	(2.5)	0.5
Income tax benefit (expense)	(9.3)	1.4	(4.8)	(0.5)	1.0	(1.3)	(0.8)	1.0	—	(13.3)
Income (loss) from continuing operations	$15.1	$(1.5)	$6.7	$2.2	$(1.7)	$4.6	$1.5	$(1.6)	$(2.0)	$23.1

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2013	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim(a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$482.2	$373.4	$3.6	$19.5	$41.6	$—	$—	$—	$—	$920.4
Intercompany revenue	9.8	—	58.8	23.7	—	164.6	—	1.4	(258.3)	—
Fuel, purchased power and cost of gas sold	214.4	208.4	—	—	—	0.1	2.7	—	(86.8)	338.8
Gross margin	277.6	165.1	62.5	43.2	41.6	164.5	(2.7)	1.4	(171.5)	581.6

Operations and maintenance	119.4	95.5	22.3	29.6	30.9	150.5	—	—	(157.1)	291.0
Gain on sale of operating asset	—	—	—	—	—	—	—	—	—	—
Depreciation, depletion and amortization	58.2	19.7	3.8	8.7	16.7	8.8	(9.8)	8.7	(8.8)	106.1
Impairment of long-lived assets	—	—	—	—	—	—	—	—	—	—
Operating income	100.1	49.8	36.3	4.9	(6.1)	5.2	7.1	(7.3)	(5.6)	184.4

Interest expense, net	(46.2)	(19.1)	(8.9)	(0.5)	(1.6)	(57.6)	—	—	64.7	(69.2)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	29.4	—	—	—	29.4
Interest income	3.9	0.9	0.6	—	1.3	52.7	—	—	(58.1)	1.3
Other income (expense)	0.5	—	—	1.7	0.1	28.9	—	—	(29.8)	1.4
Income tax benefit (expense)	(20.2)	(11.4)	(10.7)	(1.0)	2.6	(9.9)	(2.6)	2.7	—	(50.5)
Income (loss) from continuing operations	$38.1	$20.2	$17.4	$5.2	$(3.7)	$48.6	$4.5	$(4.6)	$(28.7)	$96.8

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Three Months Ended Sept. 30, 2012	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$151.3	$63.4	$1.3	$6.1	$24.7	$—	$—	$—	$—	$246.8
Intercompany revenue	3.7	—	19.7	8.6	—	47.3	—	0.4	(79.7)	—
Fuel, purchased power and cost of gas sold	67.0	24.2	—	—	—	—	0.8	—	(29.4)	62.6
Gross margin	88.0	39.2	21.0	14.7	24.7	47.3	(0.8)	0.4	(50.3)	184.2

Operations and maintenance	34.1	28.3	7.8	10.8	12.1	46.8	—	—	(47.6)	92.3
Gain on sale of operating assets	—	—	—	—	(27.3)	—	—	—	—	(27.3)
Depreciation, depletion and amortization	18.8	6.3	1.2	2.9	12.5	2.8	(3.3)	3.0	(2.8)	41.4
Impairment of long-lived assets	—	—	—	—	—	—	—	—	—	—
Operating income	35.1	4.6	12.0	1.0	27.4	(2.3)	2.5	(2.6)	0.1	77.8

Interest expense, net	(13.6)	(5.9)	(3.2)	—	(1.1)	(20.5)	—	—	18.1	(26.2)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	0.6	—	—	—	0.6
Interest income	1.1	0.5	0.1	—	—	16.2	—	—	(17.5)	0.4
Other income (expense)	0.2	—	—	0.5	0.1	6.6	—	—	(7.4)	—
Income tax benefit (expense)	(8.2)	0.8	(3.8)	0.2	(9.0)	2.0	(0.9)	0.9	—	(18.0)
Income (loss) from continuing operations	$14.6	$—	$5.1	$1.7	$17.4	$2.6	$1.6	$(1.7)	$(6.7)	$34.6

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2012	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate (b)	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Inter-company Eliminations	Total
	(in millions)
Revenue	$452.0	$314.3	$3.2	$18.5	$67.0	$—	$—	$—	$—	$855.0
Intercompany revenue	11.9	—	56.1	24.3	—	143.9	—	1.2	(237.4)	—
Fuel, purchased power and cost of gas sold	202.2	164.6	—	—	—	0.1	2.4	—	(86.1)	283.2
Gross margin	261.7	149.7	59.3	42.8	67.0	143.8	(2.4)	1.2	(151.3)	571.8

Operations and maintenance	110.2	88.1	22.5	32.1	33.3	135.2	—	—	(139.0)	282.4
Gain on sale of operating assets	—	—	—	—	(27.3)	—	—	—	—	(27.3)
Depreciation, depletion and amortization	56.4	18.7	3.4	9.6	34.8	8.1	(9.8)	8.2	(8.0)	121.4
Impairment of long-lived assets	—	—	—	—	26.9	—	—	—	—	26.9
Operating income	95.1	42.9	33.4	1.1	(0.7)	0.5	7.4	(7.0)	(4.3)	168.4

Interest expense, net	(44.8)	(20.1)	(12.3)	—	(3.9)	(64.0)	—	—	63.0	(82.1)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	(2.9)	—	—	—	(2.9)
Interest income	6.8	2.4	0.5	1.2	—	48.0	—	—	(57.5)	1.4
Other income (expense)	1.2	0.1	—	2.0	0.2	30.3	—	—	(31.1)	2.7
Income tax benefit (expense)	(20.8)	(8.9)	(5.6)	(0.4)	2.2	3.6	(2.7)	2.5	0.2	(29.9)
Income (loss) from continuing operations	$37.5	$16.4	$16.0	$3.9	$(2.2)	$15.5	$4.7	$(4.5)	$(29.7)	$57.6

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

(b)
Certain direct corporate costs and inter-segment interest expense previously allocated to our Energy Marketing segment were not reclassified to discontinued operations but included in the Corporate activities.

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